CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT
Contract Number PA00260

Artist:	Cecily Brown	**(the "Work")**
Title:	This is Funfun	
Medium:	Oil on linen	
Size:	31 x 43 in. (78.7 x 109.2 cm)	
Date:	2014	

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 10th day of April, 2023 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is acting on behalf of the sole legal and beneficial Owner ("***Owner***") of the work of art described on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***") and has the authority to sell the Work on behalf of the Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Agent, on behalf of Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Agent on behalf of Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is One Million Seven Hundred Thousand U.S. Dollars (USD $1,700,000) (the "***Purchase Price***") plus any applicable sales taxes, if any. The "***Closing Date***" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller. The Purchase Price shall be paid as follows: (i) a deposit in the amount of One Hundred Seventy Thousand U.S. Dollars (USD $170,000) plus any applicable sales taxes, if any, (the "***First Installment***") shall be paid within five (5) business days of the Effective Date, and (ii) the remaining One Million and Five Hundred Thirty Thousand U.S. Dollars (USD $1,530,000) plus any applicable sales taxes, if any, (the "***Final Installment***") shall be paid no later than ninety (90) days from the Effective Date. The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to elect to inspect the Work on or prior to the Closing Date as set forth in paragraph 9. Agent or Buyer shall pay the Purchase Price plus any applicable sales taxes, if any, to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit C, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller. Agent and Buyer are jointly and severally liable for the payment of the Purchase Price plus any applicable sales taxes. Provided there is no breach by the Seller or Owner of any of the representations or warranties as they relate to authenticity, title, or the Release (as defined below) of the Work as set forth under this Purchase Agreement upon the Agent on behalf of the Buyer's payment in full of the Purchase Price, or a request for termination by the Seller or Owner for any reason other than arising from a breach on behalf of the Agent or Buyer in a manner that cannot be reasonably cured within ten (10) business days, the First Installment shall be non-refundable.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent, on behalf of itself and Buyer, is relying on each and all of the following representations and warranties and covenants , Seller, on behalf of itself and Owner, represents and warrants to Agent, on behalf of itself and Buyer, on the Effective Date and on the Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has, under written agreement, full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit D to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"), other than the copyrights, reproduction rights and other intellectual property and/or moral rights retained by law or contract by the artist who created the Work (or his or her heirs and successors). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Without making any representation regarding the accuracy or completeness of the provenance of the Work, neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as described in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and at the Release (as defined below), as stated in the condition report (the "***Condition Requirement***"), which condition report is attached hereto as Exhibit B (the "***Condition Report***"). Buyer shall have the right to terminate the Purchase Agreement in its reasonable discretion if the Work is not in the same condition as reflected in the Condition Report: (x) as of the Closing Date, or (y) at the Release.

3.1.7. To the best of Seller's knowledge, and at all times while owned by Owner, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Seller, and/or a designated representative of Seller trained in legal or financial compliance, has obtained and reviewed Owner's official identification and confirmed Owner's identity (including any ultimate beneficial owner of a 25% or greater interest in the Work (a "***Beneficial Owner***") and confirmed that Owner (including any Beneficial Owner) is not as of the Effective Date or the Closing Date named on any Office of Foreign Assets Control (OFAC) List, U.N. Terrorism list, U.K. Sanctions List, EU Sanction Lists, The Dept. of Foreign Affairs & Trade List, or other generally applicable law or regulation.

3.1.9 If, at any time prior to the Closing, Seller shall become aware of any fact(s) or circumstance(s) arising after the Effective Date that would make any of the representations and warranties in this Section 3 false or materially inaccurate as of the Effective Date or the Closing Date, Seller shall promptly notify Agent or Buyer in writing of such fact(s) or circumstance(s).

3.2. Seller, on behalf of itself and Owner, jointly and severally, do hereby agree to indemnify, defend and hold Agent, on behalf of itself and Buyer, free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by Agent or

Buyer arising by reason of, or in connection with, the breach by Seller or Owner of any provision of this Purchase Agreement, or the actual falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Purchase Agreement.

3.3 To induce Seller to enter into this Purchase Agreement, and acknowledging that Seller, on behalf of itself and Owner, is relying on each and all of the representations and warranties made herein, Agent on behalf of itself and Buyer, represents and warrants to Seller, on behalf of itself and Owner, on the Effective Date and on the Closing Date that the Agent is authorized to the make the representations, warranties and agreements it makes herein on behalf of itself and Buyer.

3.4. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Agent on behalf of Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and the Release of the Work to Agent on behalf of Buyer (as defined below). Notwithstanding anything to the contrary herein, Seller's and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of four (4) years from the Closing Date.

3.5 For the avoidance of doubt, the parties acknowledge that the standard business practices of Masterworks as a company engaged in securitization of artworks shall not, in any way, invalidate or negate any of the representations, warranties, guarantees, or obligations under this Purchase Agreement.

4. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the work at the Storage Location on March 25th, 2023. Agent on behalf of Buyer shall be entitled to inspect the Work prior to the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit B. Prior to Release, at its discretion, Agent on behalf of the Buyer shall be entitled to either (x) inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report, or (y) request that the Seller provide documentary evidence of the final packing prior to shipment by Seller and based on such documentation the Agent on behalf of Buyer will confirm that the condition of the Work matches the condition reflected in the Condition Report.

5. STORAGE AND CARE OF THE WORK.

5.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 8.1 below), Seller shall store the Work at Lotus Fine Arts, located at [***] (the "Storage Location"). Seller shall notify Agent in writing prior to any relocation of the Work.

5.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without notice to Agent.

6. INSURANCE & RISK OF LOSS. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Agent for Buyer following when the Work is shipped by the shippers from the Storage Location, (the "***Release***"). From and after the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage until risk of loss transfers and naming Agent on behalf of Buyer as an additional insured and loss payee as their interests may appear.

7. TITLE. Upon the payment of the Purchase Price plus applicable sales taxes, if any, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the possession of Seller. Seller shall be solely responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder.

8. DELIVERY AND EXPENSES.

8.1. Within ten (10) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at the Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "***Delivery Location***").

8.2. Seller shall pay for all costs and be responsible for arranging crating, packing and shipping the Work from its Storage Location to the Delivery Location, and insuring the Work until risk of loss transfers to the Buyer (as described in Section 6).

9. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent. Agent and Buyer shall be responsible to pay any fees or costs to any agent or advisor engaged by Agent or Buyer in connection with the transactions contemplated hereby and Seller and Owner shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Agent or Buyer is an employee or affiliate of Seller or Owner.

10. TERMINATION WITH CAUSE. In the event of : (i) a material breach of any material covenant in this Purchase Agreement or the falsity or material inaccuracy, of any of Seller's representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by Seller or under Seller's control), in each case, relating to title to the Work or the authenticity of the Work or (ii) the Condition Requirement is not satisfied, (x) Buyer shall have the right to terminate this Purchase Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and (y) in the case of (i) if such breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so. For the purposes of this Section 10, "Seller" shall refer to Seller, on behalf of itself and Owner, and "Buyer" shall refer to Buyer, and Agent on behalf of Buyer

11. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller, on behalf of itself and Owner, agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY: MARIYA GOLOVINA
ITS: EXECUTIVE VICE PRESIDENT, ACQUISITIONS

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK

ARTIST: Cecily Brown
TITLE: This is Funfun
MEDIUM: Oil on linen
SIZE: 31 x 43 in. (78.7 x 109.2 cm)
DATE: 2014

EXHIBIT B

CONDITION REPORT

EXHIBIT C

INVOICE

10th April, 2023

Invoice [***]
Revised A

Gallery Segregated Portfolio
Masterworks Cayman SPC
225 Liberty Street, 29th Floor
New York, NY 10281

INVOICE



CECILY BROWN
This is Funfun, 2014
Oil on linen
31 × 43 inches
78.7 × 109.2 cm
(BROWN 2014.0014)

TOTAL AMOUNT DUE: $1,700,000.00

=============

PAYMENT TERMS:
10% non-refundable deposit ($170,000.00) due within 5 business days no later than April 17, 2023.
Balance due in 90 days ($1,530,000.00) no later than July 9, 2023.

Sales taxes may apply to the purchase outside the jurisdiction of the gallery. The buyer shall be responsible for any Sales Tax (as defined below) due on the purchase. If Sales Tax is not assessed on the purchase at the time of the billing, but is later assessed by a taxing authority, the buyer agrees to, and shall, indemnify and hold Seller harmless from and against any and all sales taxes incurred in connection with or arising out of the purchase, including without limitation any interest, fees or penalties. The buyer shall pay Seller for such amounts due within ten (10) days after a demand is made for such payment. For purposes of this provision, the term "Sales Tax" shall include state and local sales, use, VAT, excise, assessment, duties, imposts, fees or any similar charges. Please check with your tax advisor.

The buyer warrants that it is not, nor is it owned, controlled, or acting on behalf of, an entity or individual that is the subject of economic sanctions, embargoes or other trade restrictions in any jurisdiction (collectively, "Sanctions") nor is it acting in breach of any applicable anti-money laundering laws. The buyer warrants that the funds used for settlement are not connected with any criminal activity and are not directly or indirectly from any entity or individual that is the subject of Sanctions. Alternatively, where the buyer is acting on behalf of another entity or individual, the buyer warrants that it has conducted appropriate customer due diligence on the ultimate buyer(s) of the work(s) in accordance with all applicable anti-money laundering laws, and determined that the ultimate buyer(s) of the work(s) are not the subject of Sanctions.

Wiring Instructions:
Beneficiary Bank: JPMorgan Chase
SWIFT Code (for international wires in USD): [***]
ABA Routing Number: [***]
Beneficiary: [***]
Account Number: [***]

Please indicate invoice number on bank transfer for proper credit. To ensure the security of your payment, you must call the Gallery to verbally confirm banking instructions in advance of sending payments by wire transfer.

Title does not pass until payment in full has been received by [***].

[***] will not hold or store purchased works for more than ninety (90) days after receipt of payment in full.

EXHIBIT D

BILL OF SALE

Dated: _______________, 2023

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC ("Buyer") 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist:	Cecily Brown	(the "Work")
Title:	This is Funfun	
Medium:	Oil on linen	
Size:	31 x 43 in. (78.7 x 109.2 cm)	
Date:	2014	
Sales Tax:	If the Property is delivered to the Agent in Delaware, no sales taxes shall be charged and any sales taxes, if any, shall be the responsibility of Buyer.	
Purchase Price:	USD $1,700,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement No. PA00260 by and between Seller and Masterworks Gallery, LLC dated April 10, 2023, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____

BY:
ITS: